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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM 15


           Certification and Notice of Termination of Registration
            under Section 12(g) of Securities Exchange Act of 1934
           or Suspension of Duty to File Reports Under Sections 13
               and 15(d) of the Securities Exchange Act of 1934.


                       Commission File No. 1-1396

                            Eaton Corporation
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            (Exact name of registrant as specified in its charter)


          1111 Superior Avenue, Cleveland, Ohio 44114, (216) 523-5000
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         (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

      Securities issuable under the following employee benefit plans:
           The Eaton Corporation Wauwatosa Union Plan and Trust
      The Eaton Corporation Winamac Hourly Investment Plan and Trust
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           (Title of each class of securities covered by this Form)


                      Eaton Corporation Common Shares
 Securities issuable under certain Eaton Corporation employee benefit plans
                             Various Debentures
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          (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    / /        Rule 12h-3(b)(1)(ii)     / /
     Rule 12g-4(a)(1)(ii)   / /        Rule 12h-3(b)(2)(i)      / /
     Rule 12g-4(a)(2)(i)    / /        Rule 12h-3(b)(2)(ii)     / /
     Rule 12g-4(a)(2)(ii)   / /        Rule 15d-6               /X/
     Rule 12h-3(b)(1)(i)    / /

        Approximate number of holders of record as of the certification or notice date: None
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        Pursuant to the requirements of the Securities Exchange Act of 1934,
Eaton Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                          EATON CORPORATION

Dated:  March 20,2000                     By: /s/ E.R. Franklin
        -----------------                     ---------------------------
                                              Secretary